As filed with the Securities and Exchange Commission on December 1, 2004        Registration No. 333-______

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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VIROPRO, INC.

(Exact name of registrant as specified in its charter)

                 Nevada                                                                                                                      13-3124057

(State or other jurisdiction of                                                                                              (I.R.S. Employer

incorporation or organization)                                                                                                  Identification No.)

4480 Cote de Liesse Suite 355, Montreal Quebec Canada H4N 2R1

(Address of Principal Executive Offices)  (Zip Code)

CONSULTING AGREEMENTS WITH EACH OF MARLENE TOURIJNY, RICHARD IAM-LEE, NATHALIE LAURIER, GEORGES AMAR, ROBERT EGERY, GARY CHAMANDY-COOK, MARIE-LOUISE CHALIFOUR

(Full title of the plan)

Irving Rothstein, Esq.

Law Offices of Irving Rothstein

1060 East 23rd Street

Brooklyn, New York 11210

(718) 513-4983

(Name and address of agent for service)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee
Common Stock, $.001 par value	1,000,000	$0.47	$470,000	$59.55

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(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), the closing sales price on the OTC:BB on November 30, 2004.

IN ADDITION TO THE PROSPECTUS REQUIRED TO BE INCLUDED IN THIS REGISTRATION STATEMENT ON FORM S-8, AN ADDITIONAL PROSPECTUS PREPARED IN ACCORDANCE WITH THE REQUIREMENTS OF FORM S-3 IS FILED HEREWITH PURSUANT TO GENERAL INSTRUCTION C TO FORM S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents filed by VIROPRO, Inc. (the "Registrant") with the Securities and Exchange Commission pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the "1934 Act") are incorporated herein by reference:

(a)

The Registrant's Annual Report on Form 10-KSBA, filed on March 18, 2004, for the year ended November 30, 2003;

(b)

The Registrant's Quarterly Report on Form 10-QSB, filed on April 14, 2004, for the quarter ended February 29, 2004;

The Registrant's Quarterly Report on Form 10-QSB, filed on July 14, 2004, for the quarter ended May 31, 2004;

The Registrant's Quarterly Report on Form 10-QSB, filed on October 15, 2004, for the quarter ended August 31, 2004;

The Registrant’s Current Report on Form 8-K, filed on March 18, 2004;

The Registrant’s Current Report on Form 8-K, filed on December 1, 2003;

(c)

The Registrant’s Registration Statement on Form 8-A filed November 5, 1982.

All documents filed subsequent to the date of this Registration Statement pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

ITEM 4.  DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not Applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 78.751 of the General Corporation law of the State of Nevada, under which the Registrant is organized, empowers a corporation, subject to certain limitations, to indemnify its officers, directors, employees and agents, or others acting in similar capacities for other entities at the request of the Registrant, against certain expenses, including attorneys fees, judgments, fines and other amounts which may   be paid or incurred by them in their capacities as such officers, directors, employees and agents.

     The Registrant's certificate of incorporation authorizes the board of directors to indemnify officers, directors, employees and agents to the fullest extent permitted by law.

     The Registrant's bylaws authorize the board of directors to indemnify officers, directors, employees and agents the same circumstances set forth in the certificate of incorporation. The bylaws also authorize the Registrant to purchase liability insurance for the benefit of officers, directors, employees and agents and to enter into indemnity agreements with officers, directors, employees and agents.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

   Not Applicable.

ITEM 8. EXHIBITS.

Exhibit

Number

Description

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5.1

Opinion of law offices of Irving Rothstein, as to the legality of the common stock being registered.

10.1

Consulting Agreement that the Registrant entered into on September 1, 2004 with Georges Amar.

10.2

Consulting Agreement that the Registrant entered into on September 1, 2004 with Robert Egery.

10.3

Consulting Agreement that the Registrant entered into on September 1, 2004 with Gary Chamandy-Cook.

10.4

Consulting Agreement that the Registrant entered into on September 1, 2004 with Louise-Marie Chalifour.

10.5

Consulting Agreement that the Registrant entered into on October 20, 2004 with Marlene Tourijny.

10.6

Consulting Agreement that the Registrant entered into on September 14, 2004 with Nathalie Laurier.

10.7

Consulting Agreement that the Registrant entered into on September 1, 2004 with Richard Lee.

23.1

Consent of Law Offices of Irving Rothstein (included in its opinion filed as Exhibit 5.1).

23.2

Consent of Bennett Thrasher.

ITEM 9. UNDERTAKINGS.

   The undersigned Registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in "Calculation of Registration Fee" table in the effective Registration Statement;

(iii) To include any additional or changed material information with respect to the plan of distribution;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

UNITED STATES

SECURITIES AND EXCHANGECOMMISSION

WASHINGTON, D.C. 20549

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EXHIBITS

TO

REGISTRATION STATEMENT

ON

FORM S-8

UNDER

THE SECURITIES ACT OF 1933

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VIROPRO, INC.

(EXACT NAME OF ISSUER AS SPECIFIED

IN ITS CHARTER)

December 1, 2004.

Exhibit

Number

Description

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5.1

Opinion of law offices of Irving Rothstein, as to the legality of the common stock being registered.

10.1

Consulting Agreement that the Registrant entered into on September 1, 2004 with Georges Amar.

10.2

Consulting Agreement that the Registrant entered into on September 1, 2004 with Robert Egery.

10.3

Consulting Agreement that the Registrant entered into on September 1, 2004 with Gary Chamandy-Cook.

10.4

Consulting Agreement that the Registrant entered into on September 1, 2004 with Louise-Marie Chalifour.

10.5

Consulting Agreement that the Registrant entered into on October 20, 2004 with Marlene Tourijny.

10.6

Consulting Agreement that the Registrant entered into on September 14, 2004 with Nathalie Laurier.

10.7

Consulting Agreement that the Registrant entered into on September 1, 2004 with Richard Lee.

23.1

Consent of Law Offices of Irving Rothstein (included in its opinion filed as Exhibit 5.1).

23.2

Consent of Bennett Thrasher.

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Prospectus

200,000 Shares of Common Stock

of

VIROPRO, INC.

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This Prospectus relates to an aggregate of 200,000 shares of our common stock, par value $.001 per share. All of the shares offered herby are for resale by the selling stock holder identified herein under "Selling Security Holders." Our common stock trades on the OTC:BB under the symbol VPRO.

THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 3.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

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The date of this Prospectus is November 30, 2004.

TABLE OF CONTENTS

Page No.

AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

8

THE COMPANY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

9

RISK FACTORS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. . . . . . . . . . . . .

9

SELLING SECURITY HOLDERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. . . . . . .

12

PLAN OF DISTRIBUTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

13

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE. . . . . . . . . . . . . . .

13

DISCLOSURE OF COMMISSION POSITION ON

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES. . . . . . . . . . . . . . . . . . . . . . .

14

AVAILABLE INFORMATION

No person has been authorized by us to give any information or to make any representations not contained in this prospectus, and, if given or made, such information or representations must not be relied upon as having been so authorized. This prospectus does not constitute an offer of any interest in our shares in any state or other jurisdiction where such offer would be unlawful. Neither the delivery of this prospectus nor any sale hereunder shall under any circumstances create an implication that the information herein is correct as of any time subsequent to its date.

THE COMPANY

VIROPRO, INC., a Nevada corporation, is actively looking for revenue producing acquisition targets in diverse business areas in an effort to provide a potential of continued shareholder value. The focus is in the Life Sciences Markets which includes healthcare and biotechnology. No potential acquisition targets have been finalized as of this date and there can be no guarantees that a suitable company can be found.

Our principal executive offices are located at 4480 Cote de Liesse Suite 355, Montreal Quebec H4N 2R1 Canada and our telephone number at that location is (514) 731-5552.

RISK FACTORS

THE PURCHASE OF THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK, INCLUDING, BUT NOT NECESSARILY LIMITED TO, THE RISKS DESCRIBED BELOW. BEFORE SUBSCRIBING FOR THE SECURITIES OFFERED HEREBY, EACH PROSPECTIVE INVESTOR SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS, AS WELL AS THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS.

You should carefully consider the following facts and other information in this prospectus. Since we are a shell company with no operations, the following risk factors assume the successful completion of the acquisition and or development of business and operations except for the risk factors regarding the limited market for securities and penny stock.

Since we have only a limited operating history, it is difficult for you to evaluate if we are a good investment.

We face all of the risks and uncertainties encountered by early-stage, biotech and technology companies. As a result, an investment in our offering is quite speculative since we have no real track record for you to evaluate our true value and future prospectus.

Our independent auditor has expressed concern over our ability to remain in business and if we go out of business your investment will be lost.

In its report on our audited financial statements, our auditor has stated that there is a substantial doubt as to whether we will be able to remain in business for even the next twelve months. The auditor’s concern is based upon our continued losses. While we hope to raise the funds necessary to implement our business plan and increase sales, if we fail and its concerns are proven accurate, any investment in our securities will likely be lost.

We have incurred substantial losses and anticipate even more losses in the future which may cause us to become insolvent.

We currently do not have any operating business and no business revenue. As of August 2004, we reported an accumulated deficit of $2,004,944. Continuing operating losses will likely have a material adverse impact on our ability to conduct its business.

We need substantial additional financing or we will be unable to complete our business plan and then, our operations will likely cease or be significantly curtailed.

Our strategy is to grow through acquisitions, which may be consumed by the issuance of common stock, the payment of cash or a combination of the two. In order to accomplish our goals, until we are able to realize sufficient revenues from operations, we anticipate that we will need to raise substantial amounts of capital. There can be no assurance that we will be able to raise such additional financing on favorable terms or at all. Failure to obtain such financing could jeopardize our ability to attain our growth strategy. We will not receive any proceeds from this offering.

The market within the Life Sciences market is intensely competitive and subject to rapid advancement in technical production, modification and change. The Company may not be able to be competitive or be able to identify competitive advantages within the market to enable its viability within the market.

We compete with entities which have far greater financial resources and greater numbers of qualified technical personnel than us. There can be no assurance that we will be able to successfully compete for customers in our market.

There is only a limited market for our securities so any purchasers of the securities offered hereby may have difficulty reselling them.

Our securities currently trade on the OTC Bulletin Board and trading volume generally is not at a high level. As a result, there is a limited market in our securities and there can be no assurance that a more active market will develop. Accordingly, purchasers of the shares of common stock offered hereby may find that their investment is illiquid to a greater or lesser extent.

We are unable to predict the effect that sales made under Rule 144, may have on any then-prevailing market price for our securities, although it is likely that sales of large number of shares would depress the market price for the common stock.

As of November 30, 2004, approximately 500,000 of our outstanding shares were “restricted securities" or shares held by "affiliates" of the Company, as those terms are defined in Rule 144 promulgated under the Act and may be sold only in compliance with such Rule, pursuant to registration under the Act or pursuant to another exemption therefrom. Generally, under Rule 144, each person holding restricted securities for a period of one year and each person who is an affiliate and holds shares that are not restricted may, every three months, sell in ordinary brokerage transactions an amount of shares which does not exceed the greater of (i) 1% of our then outstanding common stock or (ii) the average weekly volume of trading of such common stock as reported during the preceding four calendar weeks and certain non-affiliated persons may sell without regard to such restrictions after holding restricted securities for two years.

There is no guarantee that we will be able to achieve our plan to generate revenue through acquisitions or business development.

In order to achieve revenue, we will have to expand our marketing, sales and business development efforts and develop a network of marketing and sales representatives and/or acquire other companies. There can be no assurance that we will be able to build such a marketing staff or sales force, that the cost of establishing such a marketing staff or sales force will not exceed any product revenues, or that our direct sales and marketing efforts will be successful. Similarly, there can be no assurance that we will be able to acquire other companies or even if acquired, whether such acquisitions will be beneficial to us.

The marketing and sale of services of the type proposed to be sold by us entails a risk of product liability claims and claims of omission by consumers and others.

While we have a general policy of disclaiming liability arising from its work, we have no liability insurance covering these areas. In the event of a successful liability claim against us, lack of insurance coverage could have a material adverse effect on us.

Possible issuance of substantial amounts of additional shares without stockholder approval which would cause shareholder dilution.

We have an aggregate of approximately 15,000,000 shares of common stock authorized but unissued and not reserved for specific purposes. All of such shares may be issued without any action or approval by our stockholders. Although there are no other present agreements, commitments or undertakings with respect to the issuance of additional shares, or securities convertible into any such shares, any shares issued would further dilute the percentage ownership held by purchasers of the shares of common stock offered hereby and would likely have an adverse impact on the market price of our common stock.

We intend to acquire other companies and businesses and may use its stock as consideration therefore. This may result in a dilution of the percentage of the equity to be owned by the purchasers of common stock in this Offering.

In addition, such acquisitions may involve speculative and risky undertakings by the Company. We do not, in general, intend to submit acquisition to stockholder vote, except as will be required by Illinois law.

Our shares are considered “Penny Stock” and due to regulatory rules applicable to the public sale of penny stock shares, you may find it more difficult to resale these shares.

Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, broker-dealers who sell such securities to persons other than established customers and accredited investors (generally, those persons with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse), the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules. If the Company's securities become subject to the penny stock rules, purchasers of the Common Stock in this Offering may find it more difficult to sell their shares.

SELLING SECURITY HOLDERS

The shares may be offered by the Selling Shareholder from time to time at prevailing market prices. The following table sets forth with respect to the Selling Shareholder: (i) the number of shares of our common stock beneficially owned by him prior to the offering; (iii) the amount to be offered for his account; and (iv) the amount and percentage of the outstanding Common Stock to be owned by him after the offering if he sells all shares offered, and all other factors remain constant.

Name and Relationship	Securities Owned Before Offering	Shares Offered	Shares Owned After Offering
Sunev Investments Limited (Beneficially owned by Richard Lee) Richard Lee (President Viropro, Inc.)	345,015 200,000	0 200,000	345,015 0

PLAN OF DISTRIBUTION

The Selling Shareholder intends to sell the shares offered hereby from time to time for his own account in the open market at the prices prevailing therein or in individually negotiated transactions at such prices as may be agreed upon. The Selling Shareholder will bear all expenses with respect to the offering of shares by him except the costs associated with registering his shares under the Act and preparing and printing this Prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The following documents filed by the Company with the Commission are incorporated herein by reference:

The Registrant's Annual Report on Form 10-KSBA, filed on March 18, 2004, for the year ended November 30, 2003;

The Registrant's Quarterly Report on Form 10-QSB, filed on    April 14, 2004, for the quarter ended February 29, 2004;

The Registrant's Quarterly Report on Form 10-QSB, filed on    July 14, 2004, for the quarter ended May 31, 2004;

The Registrant's Quarterly Report on Form 10-QSB, filed on    October 15, 2004, for the quarter ended August 31, 2004;

The Registrant’s Current Report on Form 8-K, filed on March 18, 2004;

The Registrant’s Current Report on Form 8-K, filed on December 1, 2003;

The Registrant’s Registration Statement on Form 8-A filed November 5, 1982.

In addition, all reports and other documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities offered hereby then remaining unsold, shall be deemed to be incorporated by reference herein and shall be deemed to be a part hereof from the date of the filing of each such report or document.

We will furnish without charge to each person to whom this prospectus is delivered, upon written or oral request, a copy of any or all of the documents referred to above which have been or may be incorporated in this prospectus by reference, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the information incorporated herein by reference. Requests should be addressed to: Serge Beausoleil, 4480 Cote de Liesse Suite 355 Montreal Quebec H4N 2R1 Canada. Requests may also be made to Mr. Beausoleil via telephone at (514) 731-5552.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

We are subject to the information requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith are obligated to file reports, proxy statements and other information with the Securities and Exchange Commission. Such Reports, proxy statements and other information filed by us can be inspected and copied at the Public Reference Section of the Securities and Exchange Commission located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Information about the operation of the Public Reference Section can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web Site that contains reports, proxy and information statements and other information regarding the Company. This material can be found at http://www.sec.gov.

Section 78.751 of the General Corporation law of the State of Nevada, under which the Registrant is organized, empowers a corporation, subject to certain limitations, to indemnify its officers, directors, employees and agents, or others acting in similar capacities for other entities at the request of the Registrant, against certain expenses, including attorneys fees, judgments, fines and other amounts which may be paid or incurred by them in their capacities as such officers,   directors, employees and agents.

The Registrant's certificate of incorporation authorizes the board of directors to indemnify officers, directors, employees and agents to the fullest extent permitted by law.

The Registrant's bylaws authorize the board of directors to indemnify officers, directors, employees and agents the same circumstances set forth in the certificate of incorporation. The bylaws also authorize the Registrant to purchase liability insurance for the benefit of officers, directors, employees and agents and to enter into indemnity agreements with officers, directors, employees and agents.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement or amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Montreal, the Province of Quebec on the 30th day of November, 2004.

VIROPRO, INC

By:/s/ Richard Lee

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Richard Lee

President

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following person in the capacities indicated on the 30th day of November, 2004.

/s/RICHARD LEE

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Richard Lee

Sole Officer and Sole Director